PROSPECTUS SUPPLEMENT                       Filed Pursuant to Rule No. 424(b)(3)
(To Prospectus dated July 3, 2003)          REGISTRATION NO. 333-31226



                   [HOLDERS BROADBAND LOGO] [GRAPHIC OMITTED]



                        1,000,000,000 Depositary Receipts
                           Broadband HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated July 3, 2003 relating to the sale of up to 1,000,000,000 depositary receipts by the Broadband HOLDRS (SM) Trust.

         The share amounts specified in the table on page 12 of the base prospectus shall be replaced with the following:


                                                                                Primary
                                                                      Share     Trading
                           Name of Company             Ticker        Amounts     Market
                           ---------------             ------        -------     ------
           Agere Systems, Inc. Class A                  AGR.A         .312604    NYSE
           Agere Systems, Inc. Class B                  AGR.B        7.672327    NYSE
           Applied Micro Circuits Corporation            AMCC            2       NASDAQ
           Broadcom Corporation                          BRCM            2       NASDAQ
           Ciena Corporation                             CIEN            2       NASDAQ
           Comverse Technology, Inc.                     CMVT            2       NASDAQ
           Conexant Systems, Inc.                        CNXT            2       NASDAQ
           Copper Mountain Networks, Inc.                CMTN           0.1      NASDAQ
           Corning, Inc.                                 GLW             9       NYSE
           JDS Uniphase Corporation                      JDSU          11.8      NASDAQ
           Lucent Technologies, Inc.                      LU            29       NYSE
           Motorola, Inc.                                MOT            18       NYSE
           Mindspeed Technologies                        MND          0.6667     AMEX
           Nortel Networks Corporation                    NT            28       NYSE
           PMC-Sierra, Inc.                              PMCS            1       NASDAQ
           Qualcomm Incorporated                         QCOM            8       NASDAQ
           RF Micro Devices, Inc.                        RFMD            2       NASDAQ
           Scientific-Atlanta, Inc.                      SFA             2       NYSE
           Skyworks Solutions, Inc.                      SWKS          0.702     NASDAQ
           Sycamore Networks, Inc.                       SCMR            3       NASDAQ
           Tellabs, Inc.                                 TLAB            4       NASDAQ
           Terayon Communications Systems, Inc.          TERN            2       NASDAQ


         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is December 31, 2003.